        Exhibit (p)(2)

Northern Trust Asset Management Code of Ethics

I.	Policy Summary

A.	Authority

Rule 17j-1(c)(1) of the Investment Company Act of 1940 (the “1940 Act”)

Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”)

Market Abuse Regulation

FCA Handbook COBS 11.7 (“FCA Rules”)

B.	Statement of Purpose

The policy was created to address Rule 17j-1(c)(1) under the 1940 Act and Rule 204A-1 of the Advisers Act. In the UK, the policy is intended to address relevant provisions of the Market Abuse Regulation and relevant FCA rules. The policy establishes general principles governing the conduct of all persons covered by the policy.

C.	Scope and Applicability

The policy covers the following activities:

●	Personal Securities Transactions

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●	Access Persons Reporting Requirements (Initial, Quarterly and Annual)

D.	Governing Body with Oversight

NTAM Ethics Committee

E.	Related Policies

The Northern Trust Corporation Securities Transaction Policy and Procedures

The Northern Trust Corporation Disclosure Policy

The Northern Trust Corporation Standards of Conduct

Northern Trust Policy and Procedures Relating to SEC Pay-to-Play Rule (Rule 206(4)-5)

NTI Gifts and Entertainment Policy

NTI Self-Indexing Information Barrier Policy

NT EMEA Gifts and Entertainment toolkit

NT EMEA Conflicts of Interest and Inducements Policy

Northern Trust APAC – Gifts and Entertainment Policy

F.	Effective Date

April 1, 2021

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II.	Policy Details

The Code of Ethics (the “Code”) has been adopted by Northern Trust Investments, Inc., Northern Trust Global Investments Limited, 50 South Capital Advisors, LLC and Belvedere Advisors LLC (collectively “the Advisors”) in compliance with the 1940 Act and Advisers Act.

All persons covered by the Code (defined as Access Persons) agree to read, understand, and comply with the Code. Access Persons have an obligation to seek guidance or take any other appropriate steps to make sure they understand their obligations under the Code. On a quarterly basis Access Persons are required to certify in writing their understanding of, and adherence to, the Code (as amended) and their agreement to comply with its requirements.

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Northern Trust Asset Management

Code of Ethics

Northern Trust Investments, Inc.

Northern Trust Global Investments Limited

50 South Capital Advisors, LLC

Belvedere Advisors LLC

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Table of Contents

I.	Introduction	7

A.	General Principles	7

II.	Scope of the Code	8

A.	Who is Subject to the Code?	8

B.	What Accounts are Subject to the Code?	9

C.	What are Discretionary (Managed Accounts)?	10

D.	Where can my Covered Accounts be Held?	10

E.	What Securities are Subject to the Code?	11

III.	Personal Securities Transactions - Restrictions	11

A.	Initial Public Offerings	12

B.	Limited Offerings	12

C.	Client Accounts and Affiliated Funds	12

D.	Blackout Periods	12

E.	Holding Period	13

F.	Pre-Clearance	13

G.	Prohibited Trading	13

H.	Trading in Northern Trust Corporation Securities	14

IV.	Compliance Procedures	14

A.	Pre-Clearance	14

B.	Initial and Annual Holdings Reporting	15

C.	Covered Account Reporting	15

D.	Quarterly Transaction Reporting	16

E.	Certifications of Compliance	16

F.	Reporting Violations	17

V.	Standards of Business Conduct	17

A.	Compliance with Laws and Regulations	17

B.	Insider Trading	18

C.	Gifts and Entertainment	18

D.	Political Contributions and Pay-to-Play	18

E.	Confidentiality	18

F.	Outside Employment and Activities	18

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VI.	Governance	19

A.	Oversight	19

B.	Sanctions	19

C.	Exceptions to the Code	19

VII.	Recordkeeping and Administration	19

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I.	Introduction

The Code of Ethics (the “Code”) has been adopted by Northern Trust Investments, Inc., Northern Trust Global Investments Limited, 50 South Capital Advisors, LLC and Belvedere Advisors LLC (collectively “the Advisors”) in compliance with Rule 17j-1(c)(1) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). It has also been adopted by Northern Trust Global Investments Limited in compliance with FCA rules related to personal account dealing.

All persons covered by the Code agree to read, understand, and comply with the Code. You have an obligation to seek guidance or take any other appropriate steps to make sure you understand your obligations under the Code. Any questions relating to this document should be brought to the attention of Asset_Management_Compliance@ntrs.com. On a quarterly basis you will be required to certify in writing your understanding of, and adherence to, the Code (as amended) and your agreement to comply with its requirements.

A.	General Principles

The Code establishes general principles governing the conduct of all persons covered by the Code in connection with the Advisors’ investment advisory services, as well as procedures to ensure compliance with these general principles. These principles emphasize the Advisors’ fiduciary duties to clients and the obligation of persons covered under the Code to uphold these fundamental duties:

1.	The duty at all times to place the interests of clients first;

2.

The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code and to seek to avoid, manage or mitigate any actual or potential conflict of interest or any abuse of a person’s position of trust and responsibility;

3.	The principle that no person should take inappropriate advantage of their positions;

4.	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential;

5.	The principle that independence in the investment decision-making process is paramount;

6.	The duty to preserve the Advisors’ reputation for honesty, integrity and professionalism; and

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7.	In personal securities investing, individuals should follow a philosophy of investment rather than trading.

II.	Scope of the Code

A.	Who is Subject to the Code?

All of the following persons are deemed “Access Persons.”

1.	Directors , officers and employees of the Advisors (or other persons occupying a similar status or performing similar functions);

2.	Any person who:

i.

Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client account the Advisors or their affiliates manage, or any fund which is advised or sub- advised by the Advisors;

ii.	Makes recommendations or investment decisions;

iii.

Has the power to exercise a controlling influence over the management and policies over investment decisions of the Advisors, or who obtains information concerning recommendations made to a client account with regard to a purchase or sale of a security;

iv.	Any other person who provides investment advice and is subject to the Advisors’ supervision and control; or

v.	Any other persons deemed to be an Access Person by the Advisors’ Chief Compliance Officers (e.g., consultants, contractors, interns).

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B.	What Accounts are Subject to the Code?

Covered Accounts include accounts in which Covered Securities can be bought, sold or held. All of the following, if held, are subject to the Code:

1.	Accounts in the name of the Access Person;

2.	Accounts of the Access Person’s spouse

3.	Accounts of all immediate children or other relatives (by marriage or otherwise) living in the Access Person’s home

4.	Accounts in which any of the foregoing Access Persons had any beneficial ownership1 interest or over which he or she can exercise control or investment influence.

Covered Accounts Include:
● Brokerage Accounts, Investment Club Accounts , Tax Efficient Wrapper Accounts [e.g. self-select Individual Savings Accounts (ISAs) or Child Trust Funds]

● IRA and IRA Rollover Accounts or any Pension Plan that has a self-select option with the ability to exercise discretion in Covered Securities [e.g. Self- Invested Personal Pension Accounts (SIPPs)]

● Employee Stock Ownership and Purchase Plan Accounts (ESOPs/ESPPs) held at third party record keepers (e.g. Capita)

● Trust and Investment Management Accounts managed by Northern Trust or third parties exercising discretionary investment authority (e.g. managed accounts)

● Northern Fund Accounts

• UTMA and UGMA accounts (Uniform Transfers to Minors Act/Uniform Gifts to Minors Act)

1As defined in §240.16a-1 of the Securities Exchange Act of 1934, “the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following: (i) The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. (ii) The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to: (A) Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; (B) A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. (C) A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; (D) A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities; (E) A person’s interest in securities held by a trust, as specified in §240.16a-8(b); and (F) A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.”

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Covered Accounts Do Not Include:

● U.S. based Northern Trust Thrift-Incentive Plan (TIP), Northern Trust Employee Stock Ownership Plan (ESOP), UK All Employee Share Ownership Plan (AESOP)

● Personal Savings and Checking Accounts, Defined Contribution Plans

● Dividend Reinvestment Plan (DRIP) Accounts

● 529 College Savings Plans, Health Savings Accounts (HSAs)

●   Mutual fund only accounts that can only hold shares of open-end mutual funds registered under the 1940 Act or UCITS (Undertakings for the Collective Investment in Transferable Securities) funds that are not advised or sub-advised by the Advisors or their affiliates

C. What are Discretionary (Managed) Accounts?

Any accounts over which the Employee has no direct or indirect influence or control, such as an account managed by an investment advisor on a discretionary basis.

Evidence that this arrangement is in place must be provided to the local compliance team and uploaded into MyCompliance. Once such evidence is provided, quarterly disclosure of holdings within the account is not required. The Access Person must immediately disclose to Compliance if at any future point the Employee has direct or indirect influence or control over the Covered Account.

D. Where can my Covered Accounts be Held?

All U.S. based Access Persons must maintain their Covered Accounts at a designated broker as set forth in the Corporate Partner Passport intranet page.

Non U.S. based Access Persons do not have a designated broker requirement for Covered Accounts. For Access Persons based in Hong Kong, it is a requirement to notify and request approval from the local compliance team before new accounts are opened. Please submit a request by email to AM_APAC_Risk_and_Compliance@ntrs.com.

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F.   What Securities are Subject to the Code?

Covered Securities[2] Include:
• Any stock, bond, future, investment contract or any other instrument that may be considered a security
• Options on securities and indexes
• Limited Offerings (e.g., private placements, private equity funds, hedge funds, etc.)
• Closed-end mutual funds and unit investment trusts
• Proprietary open-end mutual funds registered under the 1940 Act (e.g. Northern Funds, etc.),except money market funds
• Securities issued by Northern Trust Corporation (including NTRS incentive awards e.g., option grants, restricted stock units)
• Exchange-tradedfunds registered under the 1940 Act
• Proprietary non-U.S. unit investment trusts and Proprietary non-U.S. investment funds (e.g. Northern Trust proprietary UCITS)

Covered Securities Do Not Include:
• Direct obligations of the sovereign governments, including but not limited to those of the United States and United Kingdom (e.g., treasury securities)
• Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements
• Shares issued by registered money market funds including those registered under the 1940 Act
• Non-Proprietary open-end mutual funds registered under the 1940 Act

•  Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds registered under the 1940 Act that are not advised or sub-advised by the Advisors or their affiliates

2As defined by Section 202(a)(18) of the Investment Advisers Act of 1940, “’Security’ means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoin

III. Personal Securities Transactions - Restrictions

Access Persons must comply with the following restrictions regarding personal securities transactions in Covered Accounts.

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A.	Initial Public Offerings

Access Persons are prohibited from acquiring any securities in an initial public offering without pre-clearance.

B.	Limited Offerings

Access Persons must separately pre-clear through MyCompliance any buy or sell of a “limited offering” (e.g., private placements, private equity funds, hedge funds, etc.) as defined in Rule 204A-1of the Advisers Act of 1940, as amended.

C.	Client Accounts and Affiliated Funds

No Access Person shall engage in a securities transaction when the Access Person knows at the time of the transaction that such security is being considered for purchase or sale by the Advisors or their affiliates.

D.	Blackout Periods

1.

Access Persons are prohibited from buying or selling a Covered Security during the period beginning seven calendar days before and ending seven calendar days after the day on which a client account has bought or sold that same Covered Security. This does not apply when:

•	A client account buys or sells Covered Securities with a market capitalization above $10 billion or;

•

A client account buys or sells Covered Securities with a market capitalization below $10 billion and the trading volume of securities traded on behalf of clients is below 0.25% of the thirty day average daily trading volume of that security;

•

A client account buys or sells a broad based ETF (as identified by the NTAM Risk Department and maintained by the NTAM Compliance Department) or the trading volume of the ETF traded on behalf of clients is below 0.25% of the thirty day average daily trading volume of that ETF.

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2.

No Access Person shall purchase or sell any Covered Security for a period of five business days after the Covered Security has been added to the listing of securities that the Northern Trust Research Department provides guidance on.

3.

Access Persons may also be prohibited from transacting in Northern Trust Securities during quarterly earnings blackout periods as defined in the Northern Trust Corporation Securities Transactions Policy and Procedures.

4.	Access Persons are prohibited from transacting in FlexShares ETFs with low trading volume during the during the monthly blackout period.

5.

Access Persons are prohibited from executing a transaction in constituents of NTI Indices during a reconstitution or indicative optimization of an index as defined in the NTI Self-Indexing Information Barrier Policy.

E.	Holding Period

Access Persons are subject to a minimum 60-day holding period for any Covered Security. This period starts on the date a security was purchased (whether or not the individual was an Access Person at the time) or, where no transaction occurred, from the date on which beneficial ownership or entitlement transferred to the Access Person.

F.	Pre-Clearance

The maximum number of shares an Access Persons may transact is limited to the number of shares pre-cleared in MyCompliance.

G.	Prohibited Trading

Access Persons are prohibited from trading options, futures and derivative securities (e.g. swaps, warrants, etc.) and short-selling Covered Securities. Access Persons should not engage in speculative or excessive trading or execute any transactions intended to raise, lower, or maintain the price of any Covered Security or to create a false appearance of active trading. On a case by case basis, the NTAM Compliance Department may prohibit other transactions in securities where deemed appropriate.

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H.	Trading in Northern Trust Corporation Securities

Access Persons are subject to and must comply with the Northern Trust Corporation Securities Transactions Policy and Procedures and Disclosure Policy.

IV. Compliance Procedures

A.	Pre-Clearance

Access Persons are required to obtain pre-clearance for a transaction in a Covered Security by submitting a request through MyCompliance. For market and limit orders, each approval for a transaction shall be valid on the day approval is received through the following business day financial markets are open for trading. If an order has not been executed in the market at the end of this period, the approval expires and a new request must be submitted.

Exceptions to Pre-Clearance

•  Purchases or sales of Covered Securities in trust and investment management accounts managed by Northern Trust or third parties exercising discretionary investment authority (i.e. managed accounts) approved by the NTAM Compliance Department

•  Purchases or sales pursuant to an automatic investment plan, a program in which regular periodic purchases or withdrawals are made automatically in (or from) accounts in accordance with a predetermined schedule and allocation (including a dividend reinvestment plan)

•  Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired

•  Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities

• Purchases or sales of any Non-Proprietary open-end mutual funds registered under the 1940 Act, including money market funds
• Purchases or sales of Non-Proprietary non-U.S. unit investment trusts and Non-Proprietary non-U.S.investment funds.

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B.	Initial and Annual Holdings Reporting

1.

Access Persons must submit through MyCompliance a report of all holdings of Covered Securities within 10 calendar days of becoming an Access Person and thereafter on an annual basis. The information in the initial holdings report must be current as of a date no more than 45 days prior to the individual becoming an Access Person or the date the annual holdings report is submitted and include:

i.

Title and exchange ticker symbol or CUSIP/ISIN number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;

ii.	Name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

iii.	Date the report is submitted.

C.	Covered Account Reporting

Access Persons must disclose the following information about any Covered Account:

1.	Name of the broker, dealer or bank with which the Access Person established the account;

2.	Date the account was established; and

3.	Date the report is submitted.

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D.	Quarterly Transaction Reporting

Access Persons must submit a quarterly transaction report through MyCompliance no later than 30 days after the end of each calendar quarter covering all transactions in Covered Securities during the quarter where the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The quarterly transaction report must include:

1.

Date of the transaction, the title and exchange ticker symbol or CUSIP/ISIN number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security;

2.	Nature of the transaction (e.g., buy or sell);

3.	Price at which the transaction was effected;

4.	Name of the broker, dealer or bank with or through which the transaction was effected; and

5.	Date the quarterly transaction report is submitted.

E.	Certifications of Compliance

A copy of the Code will be distributed to Access Persons on an initial and quarterly basis no later than 30 days after the end of each quarter. Access Persons are required to certify that:

1.	They have received, understood and complied with the terms of the Code.

2.	They have submitted all required reports and have not engaged in prohibited conduct.

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F.	Reporting Violations

Access Persons must report violations of the Code promptly to the NTAM Compliance Department. Retaliation against any Access Person who reports a violation is prohibited. Access Persons must also comply with the policy requiring reporting violations contained in the Northern Trust Corporation Standards of Conduct.

V.	Standards of Business Conduct

Behavior that does not meet the proper standards of market conduct and/or which may disadvantage investors or otherwise may manipulate a market for a security may be deemed market abuse/manipulation.

A.	Compliance with Laws and Regulations

Access Persons must comply with all applicable laws and regulations.

In the case of an investment company registered under the Investment Company Act advised or sub-advised by the Advisers, a security “held by or to be acquired for” is defined as within the most recent 15 days it (1) is or has been held by a client, (2) is being or has been considered by a client or its investment advisers for purchase by the client and (3) includes any option to purchase or sell and any security convertible into or exchangeable for a security described in (1) or (2). Access Persons are not permitted in connection with a security held by or to be acquired for a client:

1.	to defraud such client in any manner;

2.	to mislead such client, including by making a statement that is untrue or omits material facts;

3.	to engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;

4.	to engage in any manipulative practice with respect to such client; or

5.	to engage in any manipulative practice with respect to securities.

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B.	Insider Trading

Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information as well as communicating material, nonpublic information to others in violation of the law. Access Persons are subject to and must comply with the Northern Trust Corporation Securities Transactions Policy and Procedures and Disclosure Policy.

C.	Gifts and Entertainment

Access Persons are subject to and must comply with the policy on Gifts, Meals and Hospitality from clients or vendors contained in the Northern Trust Corporation Standards of Conduct and NTI Gifts and Entertainment Policy. Access Persons located in or acting for, NTGIL, TNTCHK, or other Northern affiliated entities within EMEA or APAC must consult with the NTAM Compliance Department to follow the requirements set forth in their local policies.

D.	Political Contributions and Pay-to-Play

Access Persons are subject to and must comply with the policies on Political Contributions contained in the Northern Trust Corporation Standards of Conduct and Northern Trust Policy and Procedures Relating to SEC Pay-to-Play Rule (Rule 206(4)-5).

E.	Confidentiality

Client information is confidential. Access Persons must keep all information concerning clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the financial circumstances, the security holdings and advice furnished to the client by the Advisors.

Access Persons are prohibited from sharing information with persons employed by affiliated entities, except for legitimate business purposes and in accordance with applicable policies and procedures.

F.	Outside Employment and Activities

In accordance with the Northern Trust Standards of Conduct an Access Person must obtain approval through MyCompliance to accept outside employment; serve as a director, officer, partner, sole proprietor, consultant, or controlling stockholder of any-for-profit company or entity that is not affiliated with Northern Trust; or serve as

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an elected or appointed official for any governmental entity, including a school board, village board, zoning board, or otherwise.

VI.	Governance

A.	Oversight

The Code is governed by the Asset Management Ethics Committee which meets quarterly.

B.	Sanctions

Failure to comply with the Code may result in any action that the Asset Management Ethics Committee deems appropriate, including but not limited to a warning, fine, unwinding of a transaction, disgorgement and suspension of trading privileges. Code violations may also result in referral to civil or criminal authorities where appropriate. Notwithstanding any sanctions imposed by the Asset Management Ethics Committee, Northern Trust may take additional corporate action up to and including termination.

C.	Exceptions to the Code

Exceptions to the requirements of the Code may be granted from time-to-time, in the discretion of the Asset Management Ethics Committee, or the NTAM Compliance Department based upon individual facts and circumstances. Such exceptions will not serve as precedent for additional exceptions, even under similar circumstances.

VII.	Recordkeeping and Administration

The Advisors’ compliance departments shall preserve in an easily accessible place:

1.	A record of any violation of the Code and any action taken as a result of such violation, for a period of five years from the end of the fiscal year in which the violation occurred;

2.

A copy of each report (or broker confirmations and statements provided in lieu thereof) made by an Access Person for a period of five years from the end of the fiscal year in which the report was made, the first two years in an easily accessible place;

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3.	A list of all Access Persons who are, or within the prior five years have been, required to make reports and a list of all Access Persons responsible for reviewing such reports; and

4.

A copy of each report furnished to the board of any registered investment company pursuant to the 1940 Act, describing issues arising under the Code and certifying that the Advisors have adopted procedures reasonably designed to prevent violations of the Code.

5.

A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities in initial public offerings and limited offerings, for at least five years after the end of the fiscal year in which the approval was granted.

6.

A record of all written acknowledgements for each Access Person who is currently, or within the past five years was, required to acknowledge their receipt of the Code and any amendments thereto. All acknowledgements for an Access Person must be kept for the period such person is an Access Person and until five years after the person ceases to be an Access Person of the Advisors.

7.

A record of all written acknowledgements for each Access Person who is currently, or within the past five years was, required to acknowledge their receipt of the Code and any amendments thereto. All acknowledgements for an Access Person must be kept for the period such person is an Access Person and until five years after the person ceases to be an Access Person of the Advisors.

8.

The Code also adheres to The Northern Trust Company’s Records Information Management Program, which governs the retention and destruction of all business records created or received on behalf of firm employees.

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As amended: April 1, 2016; July 1, 2017; October 3, 2018; July 1, 2019; April 1, 2020, April 1, 2021

As amended: April 1, 2021 (to incorporate blackout period amendments, pre-clearance of proprietary mutual funds, removal of IPO restriction, and provide additional clarification of prohibited trading)

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